Exhibit 99.1

Exhibit 99.1 Stock Repurchase Announcement of August 5, 2010

HENNESSY ADVISORS, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Novato, CA – Hennessy Advisors, Inc. (OTCBB:HNNA) today announced that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of common stock. “The unanimous vote to authorize this program demonstrates our strong belief that the current HNNA share price offers an outstanding value,” said Neil Hennessy, President and CEO of Hennessy Advisors, Inc. “We have evaluated a number of alternatives and have concluded that this repurchase program would be a smart use of a portion of the company’s available cash reserves,” added Hennessy.

Subject to applicable securities laws, repurchases under the program will be made at times and in amounts as the company deems appropriate, using available cash resources. The repurchase program continues indefinitely, but may be suspended or discontinued by the company at any time and without prior notice.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release regarding the repurchase of Hennessy Advisors, Inc. common stock and the expected duration of the repurchase program; the company’s confidence in the long-term potential for the company as reflected by the stock repurchase program; the company’s commitment to the return of capital to the company’s shareholders; and the funding of the stock repurchases from available cash are forward looking statements that are subject to risks and uncertainties. Hennessy may repurchase all one million shares of its stock, or no shares of its stock, or any amount in between, and lengthen or shorten the repurchase period, depending on the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. A detailed description of additional risks relating to Hennessy Advisors, Inc. can be found in our filings with the Securities and Exchange Commission, including our Form 10-Q filed on August 5, 2010. Copies of filings made with the SEC are available through the SEC’s electronic data gathering, analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.

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